Exhibit 10.15

CLEARWATER PAPER CORPORATION

SALARIED SUPPLEMENTAL BENEFIT PLAN

Effective January 1, 2005

Amended and Restated as of January 1, 2012

CLEARWATER PAPER CORPORATION

SALARIED SUPPLEMENTAL BENEFIT PLAN

Effective January 1, 2005

Amended and Restated as of January 1, 2012

SECTION 1. INTRODUCTION.

(a) The Clearwater Paper Corporation Salaried Supplemental Benefit Plan (the “Plan”) is a restatement and continuation of the Potlatch Forest Products Corporation Supplemental Benefit Plan II, which was established by Potlatch Forest Products Corporation effective January 1, 2005. The purposes of the Plan are:

(i) to supplement benefits provided under the Retirement Plan, by—

(A) restoring benefits that are reduced under the Retirement Plan due to the limits of section 401(a)(17) or 415 of the Code;

(B) providing retirement benefits that take into account deferred Incentive Plan awards; and

(C) providing other supplemental retirement benefits to certain executives as described in the Plan; and

(ii) to supplement benefits provided under the 401(k) Plan to the extent that a Participant’s allocations of Company Contributions or forfeitures are reduced due to the limits of section 401(a)(17) or 415 of the Code or because the Participant has deferred an Incentive Plan award under the Deferred Compensation Plan.

(b) Pursuant to the Employee Matters Agreement by and between Potlatch Corporation and Clearwater Paper Corporation (the “EMA”), all accrued benefit liabilities under this Plan with respect to “Potlatch Employees” (as defined in the EMA) have been transferred to and assumed by the Potlatch Corporation Salaried Supplemental Benefit Plan II.

(c) Pursuant to the EMA, all accrued benefit liabilities under the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan (the “Prior Plan”) with respect to “Clearwater Employees” (as defined in the EMA) have been transferred to and assumed by this Plan. Certain provisions applicable to such transferred benefits are set forth in Addendum A. The benefits described in Addendum A are intended to be “grandfathered” from the application of section 409A of the Code.

(d) Notwithstanding the foregoing, any benefits that accrued under the Prior Plan with respect to Clearwater Employees before January 1, 2005 but that were unvested after December 31, 2004 and any benefits that accrued under the Prior Plan after December 31, 2004 are deemed to have accrued under this Plan and all such accruals are governed by the terms and conditions of this Plan as it may be amended from time to time.

(e) This Plan is intended to be a deferred compensation plan, for the benefit of a select group of management or highly compensated employees of Clearwater Paper Corporation and its affiliates (the “Corporation”). The Corporation intends that the existence of a trust, if any, will not alter the characterization of the Plan as “unfunded” for purposes of ERISA, and will not be construed to provide income to the Participants under the Plan prior to actual payment of the vested accrued benefits hereunder. The Plan is intended to comply with the requirements of section 409A of the Code.

(f) Capitalized terms used in the Plan (other than those defined in Section 2 hereof) shall have the same meanings given to such terms in the Retirement Plan or the 401(k) Plan, as the context may require.

SECTION 2. DEFINITIONS

(a) “Actuarial Equivalent” shall mean “actuarial equivalent” as defined in the Retirement Plan.

(b) “Affiliate” means any other entity which would be treated as a single employer with the Corporation under Section 414(b) or (c) of the Code, provided that, for purposes of determining whether a Separation from Service has occurred, in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”

(c) “Board of Directors” or “Board” shall mean the Board of Directors of the Corporation.

(d) “Change of Control” shall mean

(i) Upon consummation of a merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination,

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Corporation (the “Outstanding Common Stock”) and the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation either directly or through one or more subsidiaries),

(B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and

(C) at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) On the date that individuals who, as of 11:59 p.m. (Pacific) on the date of the Distribution, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board on or subsequent to the day immediately following the date of the Distribution whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the members of the Board then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or

(iii) Upon the acquisition on or after the date of the Distribution by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either

(A) the then Outstanding Common Stock, or

(B) the combined voting power of the Outstanding Voting Securities;

provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):

(I) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,

(II) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or

(III) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2(d)(i); or

(iv) Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of the Corporation; or

(v) Upon the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee of the Board of Directors.

(g) “Company Contributions” shall mean all employer contributions under the 401(k) Plan, including any matching, supplemental and transition contributions made by the Corporation or by other participating employers in the 401(k) Plan, but excluding any pre-tax, after-tax, Roth, catch-up or rollover contributions made by or on behalf of any Employee.

(h) “Corporation” shall mean Clearwater Paper Corporation.

(i) “Deferred Compensation Plan” shall mean the Potlatch Corporation Management Deferred Compensation Plan and any prior nonqualified deferred compensation arrangements maintained by Potlatch Corporation under which payment of Incentive Plan awards were deferred, the Clearwater Paper Corporation Management Deferred Compensation Plan and any successor plan, as applicable.

(j) “Distribution” shall mean the distribution by Potlatch Corporation to its stockholders of all of the outstanding shares of the common stock of Clearwater Paper Corporation then owned by Potlatch Corporation, pursuant to the Separation and Distribution Agreement between Potlatch Corporation and Clearwater Paper Corporation.

(k) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l) “401(k) Plan” shall mean the Clearwater Paper 401(k) Plan.

(m) “Identification Date” means each December 31.

(n) “Incentive Plan” means the Potlatch Corporation Management Performance Award Plan and Management Performance Award Plan II, the Clearwater Paper Corporation Annual Incentive Plan or any successor plan.

(o) “Key Employee” means a Participant who, on an Identification Date, is:

(i) An officer (a person holding the title of Vice President or higher, the Corporate Secretary, the Corporate Treasurer, the Controller, or other person designated as an officer by the Corporation or an Affiliate in its sole discretion) of the Corporation or an Affiliate having annual compensation greater than the compensation limit in section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Corporation and its Affiliates shall be determined to be Key Employees as of any Identification Date;

(ii) A five percent owner of the Corporation; or

(iii) A one percent owner of the Corporation having annual compensation from the Corporation and its Affiliates of more than $150,000.

If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(p) “Participant” shall mean a participant in the Retirement Plan or 401(k) Plan who has accrued Plan Benefits under this Plan, which Plan Benefits have not been paid or forfeited under the terms of the Plan.

(q) “Plan” shall mean this Clearwater Paper Corporation Salaried Supplemental Benefit Plan.

(r) “Plan Benefits” shall mean the Retirement Plan Supplemental Benefit and the 401(k) Plan Supplemental Benefit described in Section 4, as the same may be modified by an Addendum to the Plan.

(s) “Prior Plan” shall mean the Potlatch Corporation Salaried Employees’ Supplemental Benefit Plan.

(t) “Retirement Plan” shall mean the Clearwater Paper Salaried Retirement Plan.

(u) “Separation from Service” or “Separates from Service” shall mean termination of an Employee’s service as an Employee consistent with Section 409A of the Code and the regulations promulgated thereunder. For purposes of the Plan, “Separation from Service” generally means termination of an Employee’s employment as a common-law employee of the Corporation and each Affiliate of the Corporation. A Separation from Service will not be deemed to have occurred if an Employee continues to provide services to the Corporation or an Affiliate in a capacity other than as an employee and if the former employee is providing a level of bona fide services that is fifty percent (50%) or more of the average level of services rendered, during the immediately preceding thirty-six (36) months of employment with the Corporation or Affiliate; provided, however, that a Separation from Service will be deemed to have occurred if it is reasonably anticipated that an Employee’s service with the Corporation and its Affiliates will terminate after a certain date or the level of bona fide services that the Employee will perform after such date (whether as an employee or another capacity) will permanently reduce to a rate that is less than twenty percent (20%) of the bona fide level of services rendered, on average, during the immediately preceding thirty-six (36) months (or if employed by the Corporation and its Affiliates less than thirty-six (36) months, such lesser period). However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the service recipient is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

SECTION 3. ELIGIBILITY AND PARTICIPATION.

Participation in the Plan shall be limited to:

(a) All participants in the Retirement Plan who have accrued benefits thereunder as of December 31, 2011 (the date on which all benefit accruals under the Retirement Plan were frozen), whose benefits under the Retirement Plan—

(i) have been reduced due to the limits of section 401(a)(17) of the Code (limiting the amount of compensation that may be taken into account under the Retirement Plan) or section 415 of the Code (limiting the annual benefits payable under the Retirement Plan);

(ii) have been reduced because of the deferral of Incentive Plan awards under the Deferred Compensation Plan; or

(iii) would have been greater with the inclusion of the Standard Bonus (as defined in the Incentive Plan) in Final Average Earnings for periods prior to January 1, 2007, with respect to certain officers required to retire under the corporate mandatory retirement policy as described in Section 4(a)(i);

(b) All participants in the 401(k) Plan whose allocations of Company Contributions or forfeitures are reduced because the participant has deferred an Incentive Plan award under the Deferred Compensation Plan or because of the limits of one or more of the following sections of the Code:

(i) section 401(a)(17) (limiting the amount of compensation that may be taken into account under the 401(k) Plan); or

(ii) section 415 (limiting overall annual allocations under the 401(k) Plan); and

(c) Any other Employees whose participation in this Plan is provided for in an Addendum to the Plan.

Any Employee with whom the Corporation has entered into a contract that provides benefits equivalent to any of the benefits described in this Plan shall not be eligible to participate in or receive benefits under this Plan to the extent of such equivalent benefits.

SECTION 4. AMOUNT OF PLAN BENEFITS.

A Participant’s Plan Benefits shall consist of (to the extent applicable to the Participant) (i) the Retirement Plan Supplemental Benefit and (ii) the 401(k) Plan Supplemental Benefit. All Plan Benefits shall accrue as of the last day of each Plan Year or as of the date, if earlier, on which the Participant Separates from Service.

(a) Retirement Plan Supplemental Benefit. A Participant’s Retirement Plan Supplemental Benefit shall be the amount determined under Subsection (i) below minus the amount determined under Subsection (ii), subject to Subsection (iii) below.

(i) All Participants. A Participant’s Retirement Plan Supplemental Benefit shall be the difference between

(A) the actual vested benefits payable under the Retirement Plan to the Participant and his or her joint annuitant (if any) and

(B) the vested benefits that would be payable under the Retirement Plan if (i) the limitations imposed by sections 401(a)(17) and 415 of the Code did not apply, (ii) any deferred Incentive Plan award credited to the Participant had been paid to the Participant in the year it was deferred under the Deferred Compensation Plan and (iii) any benefits payable under Appendix F of the Retirement Plan were not included.

In the case of any Participant who is an officer of the Corporation and who is required by the corporate mandatory retirement policy to retire no later than the mandatory retirement date, the Retirement Plan Supplemental Benefit also shall include the difference, if any, between the amount determined in Subsection (B) and the vested benefits that would be payable under the Retirement Plan if modified as in Subsection (B) above and also modified so that the Incentive Plan awards credited to the Participant (both deferred and not deferred) which were recognized by the Retirement Plan in the Participant’s Final Average Earnings had been 100% of the Standard Bonus (as defined in the Incentive Plan), considering for this purpose, only those years during which the Participant was an officer of the corporation and was required to retire not later than the mandatory retirement date under the corporate mandatory retirement policy; provided, however, that for individuals who retire in an Award Year beginning on or after January 1, 2007, the Standard Bonus will be used to calculate Final Average Earnings only with respect to periods prior to January 1, 2007.

(ii) Prior Plan Offsets. A Participant’s Retirement Plan Supplemental Benefit shall be reduced by the Participant’s retirement plan supplemental benefit accrued under the Prior Plan, if any.

(iii) Freeze of Retirement Plan Supplemental Benefit. For the avoidance of doubt, as a result of the freeze of all benefit accruals under the Retirement Plan as of December 31, 2011, all accruals of Retirement Plan Supplemental Benefits under this Section 4(a) shall likewise cease as of December 31, 2011.

(b) 401(k) Plan Supplemental Benefit. A Participant’s 401(k) Plan Supplemental Benefit shall be the vested amount credited to a bookkeeping account established pursuant to this Section 4(b). As of the last day of each Plan Year commencing after December 31, 2004, each Participant whose allocations for such Plan Year under the 401(k) Plan are reduced as described in Section 3(b) above shall have an amount credited to such bookkeeping account. The amount so credited shall be the difference between

(i) the amount of Company Contributions and forfeitures actually allocated to the Participant under the 401(k) Plan for such Plan Year, and

(ii) the amount of Company Contributions and forfeitures that would have been allocated to the Participant under the 401(k) Plan for such Plan Year if the Code limitations described in Section 3(b) above and the deferral under the Deferred Compensation Plan of any Incentive Plan award otherwise payable during the Plan Year were disregarded.

In determining the portion of a Participant’s 401(k) Plan Supplemental Benefit attributable to matching Company Contributions, the following rules shall apply:

(i) The Participant shall not be entitled to any 401(k) Plan Supplemental Benefit attributable to matching Company Contributions for a Plan Year unless the Participant has been allocated the maximum amount of matching Company Contributions permitted under the 401(k) Plan for such Plan Year; and

(ii) The matching Company Contribution determined under clause (ii) of the first paragraph of this Section 4(b) shall be calculated as though the Participant contributed the maximum percentage of compensation eligible for matching Company Contributions under the 401(k) Plan (6% as of January 1, 2012), disregarding the compensation limit of section 401(a)(17) of the Code and the annual allocation limit of section 415 of the Code, and disregarding the deferral under the Deferred Compensation Plan of any Incentive Plan award otherwise payable.

Through December 31 of the Plan Year preceding the Plan Year in which payment of the Participant’s entire 401(k) Plan Supplemental Benefit is made, the amount credited to such bookkeeping account shall be credited with earnings and losses based on the following:

(i) For periods prior to January 1, 2009, earnings shall be calculated using an interest rate equal to 70% of the higher of the following averages, compounded annually: (i) the prime rate charged by the major commercial banks as of the first business day of each month (as reported in an official publication of the Federal Reserve System) or (ii) the average monthly long-term rate of A-rated corporate bonds (as published in Moody’s Bond Record).

(ii) For periods on and after January 1, 2009 and prior to the date determined under Section 4(b)(iii), earnings shall be calculated using an interest rate equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of each calendar quarter.

(iii) Effective as soon as practicable after January 1, 2009 as determined by the Committee or its delegate, for Participant groups identified by the Committee, earnings and losses shall be calculated by reference to the rate of return on one or more of the investment alternatives that are available under the 401(k) Plan and which are designated by the Committee as available under this Plan. Each Participant may select (in ten percent (10%) increments) which investment alternative(s) will be used for this purpose with respect to his or her bookkeeping account, and the alternative(s) selected need not be the same as the Participant has selected under the 401(k) Plan, but any such selection will apply only prospectively. The Committee shall determine how frequently such selections may be changed.

The Participant shall become vested in the Participant’s 401(k) Plan Supplemental Benefit upon the earliest of completion of two Years of Vesting Service, attainment of age 65 while an Employee, death while an Employee or Total and Permanent Disability.

SECTION 5. DISTRIBUTIONS OF PLAN BENEFITS.

Distributions of Plan Benefits shall be made after the Participant Separates from Service pursuant to the following procedures. Notwithstanding the foregoing, distributions of certain benefits that were transferred to this Plan from the Prior Plan shall be governed solely by the provisions of Addendum A rather than this Section 5.

(a) Retirement Plan Supplemental Benefit. The Retirement Plan Supplemental Benefits shall be distributed beginning no later than ninety (90) days following the Participant’s attainment of age 55 or Separation from Service, whichever is later (the “Beginning Date”). If the Participant’s benefit is less than or equal to $50,000 (calculated as an Actuarial Equivalent lump sum of the amount payable at Normal

Retirement) on the Beginning Date, the Participant’s benefit shall be paid in a lump sum. If the Participant’s benefit is greater than $50,000 (calculated as an Actuarial Equivalent lump sum of the amount payable at Normal Retirement) on the Beginning Date, the Participant’s benefit shall be paid in the form of an annuity. The Participant may elect the form of annuity payment from the forms available under the Retirement Plan, excluding the Social Security Adjustment option, not more than thirty days after the Beginning Date. A Participant’s Retirement Plan Supplemental Benefit which is paid in the form of annuity shall be subject to the same actuarial adjustments for form of payment applicable to Retirement Plan benefits. If a Participant’s Retirement Plan Supplemental Benefit is payable before the Participant is first eligible to receive benefits under the Retirement Plan, the Retirement Plan Supplemental Benefit will be calculated to be the Actuarial Equivalent of the amount payable at Normal Retirement.

If the Participant fails to make an annuity election pursuant to this Section 5(a), the vested Retirement Supplemental Benefit shall be distributed in the form of Joint & Survivor 50% Annuity or Single Life Annuity if the Participant is unmarried.

(b) 401(k) Plan Supplemental Benefit. By the later of (i) January 31st of the calendar year immediately following the first calendar year in which the Participant first accrues a benefit under this Plan (or if earlier, thirty (30) days after first becoming eligible to participate in the Clearwater Paper Corporation Management Deferred Compensation Plan or any successor plan), or (ii) December 31, 2008, each Participant shall elect to receive distribution of the Participant’s vested 401(k) Plan Supplemental Benefit in fifteen or fewer annual installments or in a lump sum beginning in the Plan Year (but no later than March 15th of such Plan Year) following the Plan Year in which the Participant Separates from Service by filing the prescribed form with the Corporation. This election shall be irrevocable. Distribution will be made in accordance with the Participant’s election except as provided below. The amount of any annual installment shall be determined by dividing the amount credited to the Participant’s bookkeeping account as of the last day of the Plan Year preceding the date of distribution of such installment by the total number of installments elected by the participant less the number of installments already paid. For purposes of the Plan, installment payments shall be treated as a single distribution under section 409A of the Code. All annual installment payments shall be payable no later than March 15th of the payment year.

If the Participant fails to make an election pursuant to this Section 5(b), the vested 401(k) Plan Supplemental Benefit shall be distributed in a lump sum in the Plan Year (but no later than March 15th of such Plan Year) following the Plan Year in which the Participant Separates from Service.

If a Participant dies before the Participant’s 401(k) Plan Supplemental Benefit has been completely distributed, such remaining benefit shall be distributed in a lump sum as soon as practicable thereafter to the person who is or would be the Participant’s Beneficiary under the 401(k) Plan.

Notwithstanding the foregoing, a lump sum distribution shall be made in the Committee’s (or its delegate’s) discretion to clear out a small balance held for the benefit of the Participant (or his or her Beneficiary) provided that the Committee’s (or its delegate’s) decision is evidenced in writing prior to the date of the distribution, the distribution is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination of all benefits due to the Participant under the plan and all other “account balance plans” treated as a single nonqualified deferred compensation plan with this Plan under Treasury Regulation Section 1.409A-1(c)(2).

To the extent that no bookkeeping account has previously been established for a Participant and if the amount to be credited to the Participant’s account is less than $1,000 in a Plan year, then no 401(k) Plan Supplemental Benefit bookkeeping account shall be established for the Participant in such Plan Year and the deferred amount shall be distributed to the Participant in cash not later than the end of the Plan Year following the Plan Year in which such amount was deferred.

(c) Delayed Distribution to Key Employees. Notwithstanding any other provision of this Section 5, distributions of the Retirement Plan Supplemental Benefit and the 401(k) Plan Supplemental Benefit accounts made to a Participant who is identified as a Key Employee at the time of his or her Separation from Service will be delayed for a minimum of six months if the Participant’s distribution is triggered by his or her Separation from Service. Any payment that otherwise would have been made pursuant to this Section 5 during such six-month period will be made in one lump sum payment, without adjustment for interest, not later than the last day of the second month following the month that is six months from the date the Participant Separates from Service. The determination of which Participants are Key Employees will be made by the Corporation in its sole discretion in accordance with this Section 5(c) and sections 416(i) (defining key employees) and 409A of the Code and the regulations promulgated thereunder.

(d) No Acceleration of Benefits. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made from the Plan that would constitute an impermissible acceleration of payment as defined in section 409A(a)(3) of the Code and regulations promulgated thereunder.

SECTION 6. MISCELLANEOUS

(a) Forfeitures. Plan Benefits shall be forfeited under the following circumstances:

(i) If the Participant is not vested in the Retirement Plan Supplemental Benefit or 401(k) Plan Supplemental Benefit when the Participant Separates from Service; or

(ii) If the Participant is indebted to the Corporation or any Affiliate at the time the Participant or the Participant’s joint annuitant or other Beneficiary becomes entitled to payment of a Plan Benefit. In such a case, to the extent that the amount of the Plan Benefit does not exceed such indebtedness, the amount of such Plan Benefit shall be forfeited and the Participant’s indebtedness shall be extinguished to the extent of such forfeiture.

(b) Funding. The Plan shall be unfunded, and all Plan Benefits shall be paid from the general assets of the Company or from assets held in a grantor trust that is subject to the claims of the Company’s general or judgment creditors.

(c) Tax Withholding. The Corporation shall make appropriate arrangements for satisfaction of any federal or state income tax or other payroll-based withholding tax required to be paid by the Participant upon the accrual or payment of any Plan Benefits.

(d) No Employment Rights. Nothing in the Plan shall be deemed to give any individual a right to remain in the employ of the Corporation or any affiliate or to limit in any way the right of the Corporation or an affiliate to terminate any individual’s employment with or without case, which right is hereby reserved.

(e) No Assignment of Rights.

(i) Except as otherwise provided in Section 6(a)(ii) with respect to a Participant’s indebtedness to the Corporation or an affiliate or in Section 6(e)(ii), the interest or rights of any person in the Plan or in any distribution to be made hereunder shall not be assigned (either at law or in equity), alienated, anticipated or subject to the attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process. Any act in violation of this Section 6(e)(i) shall be void.

(ii) All or any portion of a Participant’s Plan Benefit hereunder shall be subject to the creation, assignment or recognition of a right under a state domestic relations order that is determined to be a “qualified domestic relations order” (within the meaning of section 414(p) of the Code) under the procedures established by the Corporation for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders.

(f) Administration. The Plan shall be administered by the Committee. The Committee (or its delegate) shall make such rules, interpretations and computations as it may deem appropriate, and any decision of the Committee (or its delegate) with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of Plan Benefits, shall be conclusive and binding on all persons.

Within 30 days after a Change of Control, the Committee shall appoint an independent committee consisting of at least three current (as of the effective date of the Change of Control) or former Company officers and directors of the Corporation, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

(g) Amendment and Termination.

(i) The Corporation expects to continue the Plan indefinitely. Future conditions, however, cannot be foreseen, and the Committee shall have the authority to amend or to terminate the Plan at any time. Notwithstanding the foregoing, the Vice President, Human Resources of the Corporation shall have the power and authority to amend the Plan provided that such amendment (i) does not materially increase the cost of the Plan to the Corporation or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, section 409A of the Code.

(ii) In the event of an amendment of the Plan, a Participant’s Plan Benefits shall not be less than the Plan Benefits to which the Participant would be entitled if the Participant had Separated from Service immediately prior to such amendment. In addition to the foregoing, the Plan may not be amended (including any amendment to this Section 6(g)) or terminated during the three-year period following a Change of Control if such amendment or termination would alter the provisions of this Section 6(g) or adversely affect a Participant’s accrued Plan Benefits.

(iii) Except as provided in Subsection (iv), in the event of termination of the Plan, the Participants’ Plan Benefits may, in the Committee’s discretion, be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated, or pursuant to Section 5, if earlier. If the Plan is terminated and the Plan Benefits are distributed, the Corporation, in compliance with section 409A of the Code shall terminate all account and non-account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account or non-account balance non-qualified deferred compensation plan for at least five years after the date the Plan was terminated.

(iv) The Committee may terminate the Plan upon a corporate dissolution of the Corporation that is taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the Plan Benefits are distributed and included in the gross income of the Participants by the latest of (A) the Plan Year in which the Plan terminates or (B) the first Plan Year in which payment of the Plan Benefits is administratively practicable.

(h) Successors and Assigns. The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

(i) Claims and Review Procedure.

(i) Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Plan is encouraged to communicate with the Vice President, Human Resources. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made within one year of the event giving rise to the claim in accordance with the procedures of this Section 6(i).

(ii) Formal Benefits Claim – Review by Appeals Committee. A Participant may make a written request for review of any matter concerning his or her benefits under the Plan. The claim must be addressed to the Appeals Committee, Salaried Supplemental Benefit Plan, Clearwater Paper Corporation, 601 W. Riverside Avenue, Suite 1100, Spokane, Washington 99201. The Corporation’s Appeals Committee shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Appeals Committee shall review the request and shall issue its decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Appeals Committee expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period.

(iii) Notice of Denied Request. If the Appeals Committee denies a request in whole or in part, he shall provide the person making the request with written notice of the denial within the period specified in Subsection (ii) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination to review.

(iv) Appeal to Appeals Committee.

(A) A person whose request has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Appeals Committee within 60 days of receipt of the notification of denial. The appeal must be addressed to: Appeals Committee, Salaried Supplemental Benefit Plan, Clearwater Paper Corporation, 601 W. Riverside Avenue, Suite 1100, Spokane, Washington 99201. The Appeals Committee, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(B) The Appeals Committee’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee’s review shall not be restricted to those provisions of the Plan cited in the original denial of the claim.

(C) The Appeals Committee shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant with the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Appeals Committee expects to reach a decision on the appeal.

(D) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under section 502(a) of ERISA.

(E) The decision of the Appeals Committee on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(v) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Subsection (ii) above, has been notified that the claim is denied in accordance with Subsection (iii) above, has filed a written request for a review of the claim in accordance with Subsection (iv) above, and has been notified in writing that the Appeals Committee has affirmed the denial of the claim in accordance with Subsection (iv); provided, however, that an action for benefits may be brought after the Appeals Committee has failed to act on the claim within the time prescribed in Subsection (ii) and Subsection (iv), respectively.

ADDENDUM A

SPECIAL PROVISIONS APPLICABLE TO BENEFITS TRANSFERRED FROM

THE POTLATCH CORPORATION SALARIED EMPLOYEES’

SUPPLEMENTAL BENEFIT PLAN (THE “PRIOR PLAN”)

The following provisions shall apply solely with respect to certain benefits transferred from the Prior Plan and assumed by this Plan pursuant to the Employee Matters Agreement by and between Potlatch Corporation and Clearwater Paper Corporation. This Addendum is intended to apply solely to benefits that were both accrued and vested prior to January 1, 2005, and earnings on such amounts, which benefits and earnings are “grandfathered” from the application of section 409A of the Code (collectively, the “Grandfathered Benefits”). Accordingly, this Addendum shall not apply to any benefits described in Section 1(e) of this Plan.

The Committee (or its delegate) shall cause separate recordkeeping accounts to be established under this Plan to account for such Grandfathered Benefits separately from other benefits accrued under this Plan. The following provisions, which are reproduced from Section 4 of the Prior Plan, shall apply solely to such Grandfathered Benefits in lieu of the provisions of Section 5 of this Plan. Each reference to the “Committee” in the following provisions shall be deemed to include any delegate that has been appointed to carry out the function allocated to the Committee.

DISTRIBUTIONS OF PLAN BENEFITS.

Distributions of Grandfathered Benefits shall be made in cash after the Participant ceases to be an Employee pursuant to the following procedures.

(a) Retirement Plan Supplemental Benefits. A Participant’s vested Retirement Plan Supplemental Benefit shall be payable to the Participant or to any other person who receives benefits under the Retirement Plan with respect to the Participant in the same form and at the same times as the Participant’s Retirement Plan benefit is paid. However, if the Participant elects to have the Retirement Plan benefit paid in an optional form and/or before the Participant’s Normal Retirement Date, the Committee may determine in its sole discretion that the Retirement Plan Supplemental Benefit shall be payable in the normal form and/or at the Normal Retirement Date notwithstanding the Participant’s election. A Participant’s Retirement Plan Supplemental Benefit shall be subject to the same actuarial adjustments for time and form of payment applicable to Retirement Plan benefits.

(b) 401(k) Plan Supplemental Benefit. A Participant may elect to receive distribution of the Participant’s vested 401(k) Plan Supplemental Benefit in 15 or fewer annual installments or in a lump sum beginning as soon as practicable after January 1 of the year following the year in which the Participant ceases to be an Employee by filing the prescribed form with the Committee. Distribution will be made in accordance with the Participant’s election unless the Committee disapproves the election before the date distribution is to commence. The amount of any annual installment shall be determined by dividing the amount credited to the Participant’s bookkeeping account as of the last day of the month preceding the date of distribution of such installment by the total number of installments elected by the Participant less the number of installments already paid.

If the Participant fails to make an election pursuant to this subsection (b) or if the Committee disapproves the Participant’s election, the vested 401(k) Plan Supplemental Benefit shall be distributed in 15 annual installments beginning as soon as practicable after January 1 of the year following the year in which the Participant ceases to be an Employee, unless the Committee in its sole discretion determines that distribution shall be made in a single lump sum.

The Committee in its sole discretion may accelerate the distribution of installments upon the request of the Participant.

If a Participant dies before the Participant’s 401(k) Plan Supplemental Benefit has been completely distributed, such benefit shall be distributed in a lump sum as soon as practicable thereafter to the person who is or would be the Participant’s Beneficiary under the 401(k) Plan.

(c) Small Benefits. Notwithstanding any contrary provision of the Plan, if a Participant’s 401(k) Plan Supplemental Benefit or the present value of the Participant’s Retirement Plan Supplemental Benefit is less than $3,500 when the Participant ceases to be an Employee, such benefit shall be distributed in a single lump sum as soon as practicable after January 1 of the year following the year in which the Participant ceases to be an Employee. If a Participant is an Employee and the value of the Participant’s 401(k) Plan Supplemental Benefit is less than $3,500 on December 31, 1992, such benefit shall be paid to the Participant in a single lump sum on or about December 31, 1992. After December 31, 1992, a minimum allocation of $1,000 shall be required to establish a 401(k) Plan Supplemental Benefit account, and amounts less than such minimum shall be paid to the Participant in cash.

ADDENDUM B

ADDITIONAL BENEFITS PROVIDED TO GORDON JONES

Except as provided in this Addendum B, all of the terms and conditions of the Clearwater Paper Corporation Salaried Supplemental Benefit Plan (the “Plan”) shall apply to any benefit payable under the Plan to Gordon Jones. In accordance with the foregoing, the retirement benefits guaranteed to Mr. Jones in his employment agreement dated December 13, 2011, will be provided under this Addendum B to the Plan to the extent that such minimum retirement benefits are not provided by any other section of the Plan or under the Clearwater Paper Salaried Retirement Plan (the “Salaried Retirement Plan”). The relevant provision of Mr. Jones’s employment agreement, from section 6(b) of that agreement, is reproduced below:

Notwithstanding the provisions of Section 6(a), and subject to Section 8(b), if your employment terminates prior to your attainment of age 65, the Board will take such action as is necessary to provide you with an additional benefit under the Company’s Salaried Supplemental Benefit Plan, as amended from time to time (or a successor plan thereto) (the “Supplemental Plan”), or under another benefit plan or arrangement, which will make up certain benefits which cannot be paid to you under the Clearwater Paper Salaried Retirement Plan, as amended from time to time (the “Retirement Plan”), or under the Clearwater Paper 401(k) Plan, as amended from time to time (the “401(k) Plan”), pursuant to the benefit enhancement under the 401(k) Plan that will take effect January 1, 2012 in connection with the freezing of the Retirement Plan and the Retirement Plan Supplemental Benefit portion of the Supplemental Plan, to include: (i) any benefit that you have accrued under the Retirement Plan but must forfeit because you are not fully vested in your benefit under the Retirement Plan at the time your employment with the Company terminates; (ii) prompt payment or commencement of payment, without actuarial reduction for commencement of payment prior to age 65, of (A) the benefit you have accrued under the Retirement Plan Supplemental Benefit portion of the Supplemental Plan plus (B) an amount equal to the benefit you have accrued under the Retirement Plan (after taking clause (i) above into account, if you are not vested in your benefit under the Retirement Plan at the time your employment with the Company terminates), adjusted for the form of payment (to the extent your benefit under the Retirement Plan is vested at the time your employment with the Company terminates, such additional amount under part (B), above, shall cease to be paid upon your attainment of age 65 or, if earlier, on the date your benefit under the Retirement Plan is paid or commences to be paid), and (iii) payment in a lump sum as soon as practicable (but, in no event, more than 30 days) after your termination of employment of the additional benefit that you would have accrued under the 401(k) Plan and the 401(k) Plan Supplemental Benefit portion of the Supplemental Plan pursuant to the benefit enhancement referred to above, if you had continued your employment with the Company until you reached age 65, with a continued compensation rate equal to your compensation rate at the time your employment with the Company terminates, provided, however, that the benefits described in clause (ii) and clause (iii) above shall be paid only if your employment terminates on or after January 1, 2013 for any reason other than death, disability or by the Company for “Misconduct,” as that term is defined for purposes of the Severance Program. Any additional benefits to which you may be entitled under clause (i) and (ii) above shall be paid in the form and at the time specified in the Supplemental Plan for Supplemental Retirement Plan Benefits of an equivalent amount assuming no discount for early commencement.